U.S. BANCORP                                                      PIPER JAFFRAY


Contacts:

Judy Murphy         Wendy Raway      Marie Uhrich           Maria Verven
Investor Relations  Media Relations  Corp. Communications   Corp. Communications
U.S. Bancorp        U.S. Bancorp     Piper Jaffray          Piper Jaffray
(612) 973-2264      (612) 973-2429   (612) 342-6583         (612) 342-6584

              U.S. BANCORP TO ACQUIRE PIPER JAFFRAY COMPANIES INC.

              Creates 11th Largest Retail Brokerage in the Nation;
            Combined Organization Will Manage $68 Billion in Assets;
             Provides Securities Underwriting, Trading, Research and
                        Merger and Acquisition Capability

MINNEAPOLIS (December 15, 1997) U.S. Bancorp (NYSE: USB) and Piper Jaffray Companies Inc. (NYSE: PJC) today announced an agreement in which U.S. Bancorp will acquire Minneapolis-based Piper Jaffray Companies Inc., a full-service investment banking and securities brokerage company, in a cash transaction valued at $730 million or $37.25 per Piper Jaffray common share. The acquisition will allow U.S. Bancorp to offer investment banking and institutional and retail brokerage services through a new subsidiary which will be known as U.S. Bancorp Piper Jaffray Inc. Addison L. Piper, who is currently chairman and chief executive officer of Piper Jaffray Companies Inc., will continue to serve in that capacity at U.S. Bancorp Piper Jaffray, and will report to John F. Grundhofer, U.S. Bancorp president and chief executive officer.

         "This acquisition is about serving our clients," Grundhofer explained. "There is no better fit than Piper Jaffray and U.S. Bancorp. Our combined strengths and presence


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in the same regional markets means that we can provide our business, retail and private banking clients with a complete range of financial solutions and advisory services to satisfy their financial needs. This combination is a perfect complement to our regionally based, nationally competitive strategy."

         Piper said, "U.S. Bancorp is an ideal partner. Together we will create the full range financial services company our customers need and want. Piper Jaffray adds retail brokerage, investment banking and merger and acquisition capabilities to U.S. Bancorp's commercial banking, private banking, trust and asset management expertise. U.S. Bancorp will provide the platform for growth that will set us apart from other firms and allow us to maintain our entrepreneurial culture," Piper concluded.

         The companies said that both Piper Jaffray and U.S. Bancorp bring their own distinct, but complementary strengths, to the combined company. Piper Jaffray's capabilities in equity and debt underwriting, trading, sales and research, as well as its corporate finance advisory and merger and acquisition services, will allow U.S. Bancorp to further strengthen its relationships with its more than 40,000 middle market commercial clients. Piper Jaffray customers will have access to the commercial banking products and services offered by U.S. Bancorp. Both companies will benefit from their combined asset management experience and U.S. Bancorp's expertise in providing private banking and personal trust services.


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         U.S. Bancorp is already the largest provider of private financial services in its service territory. The addition of Piper Jaffray will solidify that position with a network of 89 full service brokerage offices and nearly 1,500 brokers (when combined with U.S. Bancorp's), creating the 11th largest brokerage in the United States. U.S. Bancorp will continue to invest in the technology required to provide enhanced products and services and operational efficiencies.

         "Both Piper Jaffray and U.S. Bancorp share a strong tradition of contributing financial, volunteer and other support to the communities we serve and we are committed to keeping those traditions," Grundhofer said.

         The companies said that the ongoing growth of U.S. Bancorp and Piper Jaffray as well as redeployment efforts and natural attrition would mean minimal job loss which would be concentrated mainly in administrative functions.

         The acquisition, which is subject to approval by Piper Jaffray shareholders and regulators, is expected to close in the second quarter of 1998.

         Minneapolis-based U.S. Bancorp is the result of a merger between First Bank System, Inc. of Minneapolis and U.S. Bancorp, formerly headquartered in Portland, Oregon. With $70 billion in assets, U.S. Bancorp is the 15th largest bank holding company in the nation operating approximately 1,000 banking offices in 17 states: Minnesota, Oregon, Washington, Colorado, California, Idaho, Nebraska, North Dakota, Nevada, South Dakota, Montana, Iowa, Illinois, Utah, Wisconsin, Kansas and Wyoming. The company provides comprehensive banking, trust, investment and payment systems products and services to consumers, businesses and institutions. It operates a network of 4,500 ATMs throughout the U.S. and 24 hour, seven days a week telephone customer


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service centers. The company is the largest provider of Visa corporate and purchasing cards in the world and one of the largest providers of corporate trust services in the U.S.

         Piper Jaffray Companies Inc. was founded in 1895 and has built a reputation as one of the nation's premier full-service investment companies. Piper Jaffray Companies is the parent company of Piper Jaffray Inc., an investment firm with 89 retail sales offices in 19 Midwest, Mountain, Southwest and Pacific Coast states and capital markets offices in 18 cities. Other subsidiaries include Piper Capital Management Incorporated, a money management company with $12.8 billion under management, Piper Trust Company, a provider of trust services to individuals and institutions; and Piper Jaffray Ventures, a private equity venture capital firm investing in emerging growth companies. Piper Jaffray Inc. is a member of SIPC, the New York Stock Exchange and other major stock exchanges.

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                                 PRO FORMA RECAP



                                     U.S. BANCORP             PIPER JAFFRAY
                                     ------------             -------------
Assets under management             $55.3 billion             $12.8 billion

Number of proprietary                          32                        32
mutual funds

Number of brokers                             250                     1,235

States                                         17                       19*

Number of retail sales offices              1,000                        89

Number of employees                        27,566                     3,328

Fiscal 1997                                             785 for $14 billion
Managed/co-managed offerings

Fiscal 1997 mergers and                               28 worth $2.6 billion
acquisitions

Fiscal 1997 Nasdaq shares                                       1.9 billion
traded

Fiscal 1997 equity offerings                        38 raising $2.9 billion

Institutional equity sales                                               38
executives

Research analysts                                                        50



*16 are within U.S. Bancorp markets